Exhibit 2.1

AMENDMENT NO. 1 TO

TAX AGREEMENT

AMENDMENT NO. 1, dated as of May 24, 2011 (this “Amendment”), to the Tax Agreement (the “Tax Agreement”), dated as of January 18, 2011, by and among The Mosaic Company (“Mosaic”), GNS II (U.S.) Corp. (“GNS”) and Cargill, Incorporated (“Cargill”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Tax Agreement.

WHEREAS, Mosaic, GNS and Cargill entered into the Tax Agreement; and

WHEREAS, Mosaic, GNS and Cargill each desire to amend the Tax Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements specified in this Amendment, Mosaic, GNS and Cargill each agree as follows:

1.	The definition of Mosaic Employee Award Amount is hereby deleted in its entirety and replaced with the following:

“Mosaic Employee Award Amount” shall mean that number of shares, determined from time to time, equal to the maximum number of shares of Mosaic Common Stock (or, as a result of the assumption by M Holdings of Mosaic Plans pursuant to Section 3.5 of the Merger and Distribution Agreement, of M Holdings Stock) that could potentially be issued pursuant to options, restricted stock units, and other equity awards granted or agreed to be granted by Mosaic within the period beginning two years prior to the date hereof and ending on the Closing Date, including, for the avoidance of doubt, awards described in Section 7.1(a)(iii)(y) of the Merger and Distribution Agreement but excluding any awards that are included in the Mosaic Issued Amount or that have been terminated.

2.	The definition of Mosaic Issued Amount is hereby deleted in its entirety and replaced with the following:

“Mosaic Issued Amount” shall mean the number of shares of Mosaic Common Stock that were the subject of any Primary Equity Issuance within the period beginning two years prior to the date hereof and ending on the Closing Date (other than any shares of Mosaic Common Stock Transferred in the Merger), including, for the avoidance of doubt Mosaic Common Stock described in Section 7.1(a)(iii)(x) of the Merger and Distribution Agreement.

3.	The definition of Permitted Trust Distributions is hereby deleted in its entirety.

4.	The definition of Primary Equity Issuance is hereby deleted in its entirety and replaced with the following:

“Primary Equity Issuance” shall mean, without duplication, a Transfer of Equity Securities by Mosaic, M Holdings or any of their Subsidiaries or an announcement of an intention to Transfer Equity Securities by Mosaic, M Holdings or any of their Subsidiaries.

5.	Section 2.01(bb) is hereby deleted in its entirety and replaced with the following:

(bb) Aside from the reimbursement of up to $18.5 million of Mosaic’s out-of-pocket expenses by Cargill, each of M Holdings and Mosaic will pay its own expenses, if any, incurred in connection with the Transactions

6.	Section 2.05(a)(iv) is hereby deleted in its entirety and replaced with the following:

(iv) subdivide (by any stock split, reclassification, recapitalization or otherwise) or declare or pay any stock dividend in respect of, or combine (by reverse stock split, reclassification, recapitalization or otherwise), the outstanding shares of M Holdings Common Stock, M Holdings Class A Common Stock (or any series thereof) or M Holdings Class B Common Stock (or any series thereof) (other than Permitted Conversions);

7.	Section 2.05(a)(viii) is hereby deleted in its entirety and replaced with the following:

(viii) (A) amend, alter or change the voting rights of any shares of M Holdings Stock other than a conversion of M Holdings Class B Common Stock into Low-Vote Shares pursuant to a Class B Conversion Approval or (B) pay a stock dividend that increases or decreases the proportionate voting rights of any class of M Holdings Stock;

8.	The parties hereto agree that, except as expressly modified or amended hereby, the Tax Agreement continues in full force and effect in accordance with its terms. This Amendment shall become legally binding and effective only upon the execution hereof by each of the parties hereto.

9.	Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Tax Agreement without making specific reference to this Amendment, but nevertheless, all such references shall include this Amendment unless the context otherwise requires.

10.	This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles.

11.	This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CARGILL, INCORPORATED

By:	/s/ Linda Cutler
	Name:	Linda Cutler
	Title:	Vice President, Deputy General Counsel and Assistant Corporate Secretary

[Signature Page to Amendment No. 1 to the Tax Agreement]

THE MOSAIC COMPANY

By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Executive Vice President, General Counsel and Corporate Secretary

GNS II (U.S.) CORP.

By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Amendment No. 1 to the Tax Agreement]